Exhibit 21

Subsidiaries of TraQiQ, Inc (on 12/31/2020)

	State/Country of Incorporation	Structure	dba	Status
TraQiQ Solutions, Inc. (TraQSol)	Washington	C Corp	Ci2i Services, Inc.	Active
TraQiQ Solutions, Pvt Ltd (TraQPvt)	India			Active
TransportIQ, Inc	Nevada	C Corp		Being consolidated with TraQSol
OmniM2M Inc.	Washington	C Corp		Being consolidated with TraQSol